EXHIBIT 99.2

On May 4, 2005, inTEST Corporation held a webcast conference call to review its first quarter 2005 results and discuss management's expectations for the second quarter of 2005 and current views of the industry. The following represents a textual representation of the content of the conference call and while efforts are made to provide an accurate transcription, there may be errors, omissions or inaccuracies in this transcript. A recording of the conference call is available for ninety (90) days on our website at www.intest.com.

Operator:

Please standby, we're about to begin. Ladies and gentlemen thank you for standing by. Welcome to inTEST's First Quarter 2005 Results conference call. At this time all participants are in a listen-only mode. Later we will conduct a question and answer session. If you have a question, you will need to press the star or asterisk key followed by the number one on your touchtone phone. As a reminder this conference is being recorded. A replay will also be accessible at www.intest.com.

I would now like to turn the conference over to Mr. David Pasquale. Please go ahead, sir.

David Pasquale:

Thank you, Operator. Good afternoon and welcome to today's first quarter results call. Joining us from inTEST are Robert Matthiessen, President and Chief Executive Officer, and Hugh Regan, Jr., Treasurer and Chief Financial Officer. Bob will briefly review highlights from the first quarter. Hugh will then review inTEST's detailed financial results and guidance. We will then have time for any questions. If you have not yet received a copy of today's results release, please call Sharon Lou of the Ruth Group at 646-536-7026 or you can get a copy of the release off of inTEST's website.

Before we begin the formal remarks, the Company's attorneys advise that this conference call contains statements about future events and expectations, which are forward-looking statements. Any statement in this call that is not a statement of historical fact may be deemed to be a forward-looking statement. Actual results may differ materially depending on a number of risks factors including, but not limited to the following, changes in business conditions and the economy generally, changes in the demand for semiconductors generally, changes in the rates of and timing of capital expenditures by semiconductor manufacturers, progress of product development programs, increases in raw material and fabrication costs associated with our products, and other risk factors set forth from time to time in our SEC filing, including but not limited to our periodic reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update the information in this conference call to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated or anticipated events.

At this time, I would now like to turn the call over to Mr. Robert Matthiessen. Please go ahead, sir.

Robert Matthiessen:

Thanks David, and welcome everyone to today's call. We entered the quarter with conservative expectations, given the challenging business environment facing our industry. The first quarter of 2005 came in as expected. We are pleased with the progress we made in our cost containment efforts, which are designed to better position inTEST for both up and down markets. We are also pleased with the improving industry trends we are starting to see and we believe the fourth quarter of last year represents a trough for our bookings

Net revenues for the quarter ended March 31st, 2005 were $10.7 million, a decrease of 11% from the $12 million reported for the fourth quarter of 2004. The net loss for the first quarter of 2005 was $2.4 million, or $0.28 per diluted share compared to a net loss of $3.5 million or $0.40 per diluted share for the fourth quarter of 2004. Results for the first quarter of 2005 include a charge of approximately $264,000 or $0.03 per diluted share in costs related to inTEST's previously announced closure of its UK manufacturing operation.

Now let me spend a little time giving you an update on progress we have made in our restructuring efforts. As I stated on last quarter's call, we strategically shifted the majority of our operations in Europe to our German facility. We have found operating out of one facility in Germany makes the most sense for several reasons. Aside from lowering operating costs, with additional resources in our German facility we are better able to service our customers and access new customers. Subsequently we decided to close our UK facility and are on target to complete this closure by the end of the second quarter 2005. The impact of these changes in the UK and Europe and our previously announced restructuring efforts is expected to reduce our operating expense structure by approximately $5.5 to $6 million annually.

We remain confident that the cost containment actions we have taken and continue to implement will benefit inTEST both in the short and long term. Our goal remains to be sustained profitability in both the up and down business cycles.

Now let me take a few minutes to give you additional color on our segments before turning the call over to Hugh. In our docking and manipulator business we continue to develop new products both here, in Cherry Hill, and in our Rosenheim, Germany facility. This includes a mix of generic, universal, pneumatic manipulators and tester or customer specific manipulators. The goal was to have these products ready for the upturn. We are also involved in developed semi-custom docking products for some equipment specific applications. Our tester interface division in San Jose, California has been very heavily involved in new product development for the past year. These products include ultra-high performance modules for our Centaur Interface products, as well as a completely new high-density, low-force tester 2Pro card interconnect system. We presently have significant commitments for both developments. Our Temptronic division in Sharon, Massachusetts continues to develop their products by increasing performance both in terms of absolute specifications and mean time between failure, while at the same time improving manufacturing efficiencies to drive profitability. They have, by the way, remained profitable all through these challenging times.

In closing we are pleased with our results in the first quarter and the progress we have made with respect to our organizational changes. The majority of our businesses are now meeting our expectations and as the market improves we expect improved results across the board. Our industry is still facing some uncertainties given the current business environment, but we are encouraged by customer forecasts for the year. Our bookings for the first quarter increased to $11.4 million, up from $2.1 million or 23% from $9.3 million in the fourth quarter of 2004. This increase has been across the product lines and geographies. It has also included both end users and OEMs. We remain confident that our extensive portfolio of proprietary technologies, as well as our increasingly streamlined organization will allow us to meet and exceed our customer's expectations.

I'm going to turn the call over to Hugh now to go through the detailed financials. Hugh?

Hugh Regan, Jr.:

Thanks Bob. First I'll review the income statement. For the first quarter of 2005 end user net revenue was $8.3 million or 88% of net revenues, compared with $9 million or 75% of net revenues in the fourth quarter of 2004. OEM net revenue was $2.4 million or 22% of net revenues in the first quarter, compared with $3 million or 25% of net revenues in the fourth quarter.

On a product segment basis, net revenues for the manipulator and docking hardware segment were $5.1 million or 48% of net revenues in the first quarter, compared with $6 million or 50% of net revenues in the fourth quarter. Our temperature management segment had net revenues of $4.5 million or 42% of net revenues in the first quarter, compared with $5.2 million or 43% of net revenues in the fourth quarter. Finally, our tester interface segment reported net revenues of $1.1 million or 10% of net revenues in the first quarter, compared with $793,000 or 7% of net revenues in the fourth quarter.

The Company's overall gross margin for the quarter ended March 31st, 2005 declined to $3.1 million or 29.4% of net revenue, compared to $3.2 million or 26.6% for the fourth quarter. The decline in gross margin was primarily the result of lower revenues, which was partially offset by a reduction in material costs as a percentage of net revenue. Material cost was 38% in the first quarter compared to 41.2% in the fourth quarter.

I'll now discuss the breakdown of operating expenses for the quarter. Selling expense was $2.1 million or 19.4% of revenues for the first quarter, compared with $3 million or 24.8% of net revenues for the fourth quarter, a decrease of $901,000 or 30%. The decrease was primarily the result of reduced levels of product warrantee expense, which declined $330,000 over the prior quarter, as well as reduced sales commission expense due to lower revenue levels and reduced salary and benefit expense due to our cost containment actions. In addition there were reductions in travel and freight expense.

Engineering and product development expense was $1.4 million or 13% of net revenues in the first quarter, compared to $1.6 million or 14% of net revenues in the fourth quarter, a decrease of $223,000 or 14%. The decrease was primarily the result of reductions in salary and benefit expense due to our cost containment, as well as reduced spending on engineering travel. These decreases were offset by an increase in spending on R&D materials and consultants during the quarter.

General and administrative expense of $2 million or 19% of net revenues in the first quarter, compared to $1.6 million or 13% of net revenues in the fourth quarter, an increase of $475,000 or 30%. The increase was primarily the result of a $273,000 increase in salary and benefit expense, which was caused by several factors. A third of the increase was attributable to reclassification of certain employees from other functional expense categories in connection with our recent restructuring. A third of the increase was the result of a reclassification of severance payments made in the third quarter of 2004 from G&A expense to restructuring expense during the fourth quarter of 2004 and the final third represented salary increases for certain staff. A hundred and seventy thousand of the quarter-over-quarter increase in G&A expense was the result of a reversal of profit related bonuses during the fourth quarter of 2004 due to our operating losses experienced during that quarter. Finally, $67,000 of the increase was related to the amortization of deferred compensation, resulting from the restricted stock awards granted in late 2004.

Other income was $70,000 for the first quarter, compared to other expense of $88,000 for the fourth quarter of 2004. The figure for the fourth quarter of 2004 includes significant foreign exchange transaction losses, which did not occur during the first quarter of 2005. In addition, received approximately a $35,000 refund of previously accrued consumption tax paid by our Japanese subsidiary.

On a pre, or excuse me, our pre-tax loss was $2.4 million or $0.28 per diluted share for the first quarter, compared to a pre-tax loss of $3.5 million or $0.40 per diluted share in the fourth quarter. The results for the first quarter included $264,000 or $0.03 per diluted share of costs associated with the closure of our UK facility.

During the first quarter we recorded an income tax expense of $6,000, compared to an income tax benefit of $23,000 in the fourth quarter. Our effective tax rate for both quarters was not meaningful.

Our net loss for the first quarter was $2.4 million, as Bob mentioned earlier, or $0.28 per diluted share, compared to a net loss of $3.5 million or $0.40 per diluted share in the fourth quarter. Diluted average shares outstanding were $8.7 million for both periods.

I will now review the balance sheet. Cash and cash equivalents at the end of March were $6.3 million, down from the $7.7 million at the end of December. Reduction in cash was the result of our operating loss for the quarter. We currently anticipate that we will further reduce cash by approximately $1.5 to $2 million during the second quarter of 2005 depending on the level of our operating loss and working capital requirements. We anticipate receiving a refund of approximately $1 million from the IRS before the end of the quarter, which would offset some of this estimated reduction in cash.

The cash receivable was $6.9 million at the end of March, up from $6.8 million at the end of December. Inventories decreased to $8.8 million at March 31st from $9.4 million at the end of December. Refundable domestic income taxes were unchanged at $728,000. We will accrue an additional tax benefit of approximately $300,000 upon the receipt of the aforementioned tax refund.

Total current assets stood at $23.5 million at March 31st, compared to $25.4 million at the end of December. Capital expenditures during the first quarter were $212,000, compared to $757,000 in the fourth quarter. Net property and equipment stood at $5.1 million at the end of the quarter, up from $4.5 million at year end. The increase was the result of tenant improvements paid, paid for by both ourselves and our landlords at our Sunny, or excuse me, San Jose facility. Third party tenant improvements that were capitalized during the quarter totaled approximately $900,000 and a corresponding deferred rent obligation has been established at quarter end to offset the increase in fixed assets that's related to this amount.

Goodwill and intangible assets were $2.6 million at March 31st, compared to $2.7 million at the end of December. Total assets were $31.7 million at March 31st, compared with $33.2 million at the end of December. Accounts payable was $2.7 million at March 31, compared with $2.1 million at the end of December. Accrued expenses were $4 million at the end of the first quarter, compared with $4.3 million at the end of the year. And foreign income taxes payable were $395,000 at the end of March, compared to $467,000 at the end of December.

Current liabilities totaled $7.3 million at March 31st, compared to $7 million at December 31st. And finally, stockholder's equity stood at $23.6 million at the end of the first quarter, compared to $26.1 million at the end of the fourth quarter.

Bookings for the first quarter were $14.1 million, as Bob mentioned earlier, excuse me, $11.4 million, thank you Bob, compared to $9.3 million for the fourth quarter, an increase of $2.1 million or 23%. Our backlog at the end of the first quarter was $6.5 million, up from the $5.8 million at year end.

Finally let me comment on our guidance for the second quarter of 2005. Based upon current customer forecasts and business conditions we expect net revenues for the second quarter ended June 30th, 2005 to be in the range of $11.5 million to $13.5 million with a pre-tax loss in the range of $0.12 to $0.22 per diluted share. Please note that this guidance is prior to any additional restructuring costs that will be incurred during the second quarter of 2005 related to the closure of our UK operation. As we noted in our recent 8K on this matter, we expect to accrue total facility closure expenses in the range of $900,000 to $1.1 million. These amounts are before any accruals for estimates of the income from subletting our UK office, where the current lease runs through the end of 2010.

I will emphasize again that this guidance is before recording any income tax expense, as a result of recording the valuation allowance against all of our net deferred tax assets as required under FAS109 we have not been reporting full income tax expense or benefits on our results. We expect to continue in this mode until we have sufficient earnings to fully utilize our current tax laws carry forwards.

That's it for my financial review at this time. We will now open up for questions and answers.

Operator:

Thank you, sir. At this time if you would like to ask a question, you may do so by pressing the star key followed by the digit one on your touchtone telephone. If you're using a speakerphone for today's call, please make sure that your mute button is turned off to allow your signal to reach our equipment. Once again that's star one if you would like to ask a question, and we'll pause for just a moment to assemble our roster.

We'll go first to Theodore O'Neill with Wells Fargo Securities.

Theodore O'Neill:

Thank you very much. Hugh, can you give us an idea of how big that deferred tax asset is?

Hugh Regan:

Actually Theodore, I don't have that number handy off the top of my head. I believe today our deferred tax; I don't want to just throw it off the top of my head.

Theodore O'Neill:

OK.

Hugh Regan:

I'll be sure to get it back, it's several million* and you know, obviously we, our current forecast is that we'll be going well into 2006 before we fully utilize that.

* NOTE: The deferred tax assets were $3.4 million at year end.

Theodore O'Neill:

Right, right. I just want to make sure I get the tangible book value right.

Hugh Regan:

Right, and...

Theodore O'Neill:

Add it back in.

Hugh Regan:

And I'll be happy to follow up with you on that information after the call.

Theodore O'Neill:

OK. Now, the savings that you're going to get from closing from the UK facility, that's pretty significant and what I was wondering is if we're stuck in a holding pattern once again in the industry and we circle around a year from a now and take a look at what the numbers look like, would I expect to see a reduction from something in this quarter's numbers by a million and a half to represent the savings?

Hugh Regan:

That's a million and a half on an annualized basis, so you won't expect to see it in this quarter's numbers, but this quarter's numbers annualized compared to net, a year from now...

Theodore O'Neill:

Yes.

Hugh Regan, Jr.:

You'd expect to see that level of savings.

Theodore O'Neill:

And where would I see it? I mean which line?

Hugh Regan, Jr.:

It's across all lines, Theodore. In other words, you know, they were in our COGS number with our facility costs and operation staff, and they were in the three operating expense lines with their staff as well. So it comes out of, ratably out of all those lines and our current estimate is approximately $1.5 million in savings from that facility closure.

Theodore O'Neill:

Could you talk a little bit about how the orders, when the orders improved in the quarter because it's certainly clear, looking at the industry data, that things didn't really start moving upwards much until sometime in March and I was wondering if this sort thing that came in, that orders picked up here at the very end, in March, or how'd it go?

Hugh Regan, Jr.:

Well what's really interesting is, you know as I've said before on this call, our bookings tend to not always be linear. Ironically, this quarter, of the $11.4 million, in January we booked $3.9, February $3.8 and March $3.7. So, it's a fairly level quarter, just decreasing basically $100,000 a month as we went through the quarter. So, it's ironically probably one of the most linear quarters we've had in a long time.

Theodore O'Neill:

Now there's, not that these guys are buying directly from you, but there's several major semiconductor companies that have blown most of their cap, a big chunk of their cap ex budget in Q1 based on orders that were placed in Q4 and I know, looking at the data in general, that wasn't the case for the test and assembly business. But I'm just wondering if you sort of, if you sort of look at what's going on in the marketplace, there's some real concern about whether or not there'll be any kind of robust activity in the second half as a result of cap ex budgets have already been largely spent at TSMC and Samsung and Intel. Do you have any insight into that or any comments about what we're seeing?

Bob Matthiessen:

Yes Theodore, this is Bob, let me speak to that. It depends on, of course, what area you're in and of course we don't represent a very large portion of their cap ex budgets and so you wouldn't necessarily expect us to see much of that effect. For instance, we're involved with a major project with Intel that is just beginning and so I've heard that they've spent a good portion of their cap ex budget, but as far as we're concerned, they're being a very good customer to us right now. But then of course there's always fires at facilities in Taiwan, so you never know what's going to happen.

Hugh Regan, Jr.:

Which creates demand for equipment. I mean, and Theodore you know, we understand and share your observations about the fact that some of those budgets are well spent.

Robert Matthiessen:

We have to try to balance that fact, that you know there's certain amount of cap ex spent against the roadmap that we're getting from our customers and their forecast of what they need. And it's a tough balancing act when you say, well that guy's out of money, he's not going to buy it, well he may very well buy it, because of course again the levels of expenditure with inTEST are not a very large percentage of his total budget.

Hugh Regan, Jr.:

But you know the true test will obviously be, Theodore, as we get out another quarter and see, you know, where the slope of the curve is as we go into the second half.

Theodore O'Neill:

OK, thanks very much.

Hugh Regan, Jr.:

You're welcome.

Robert Matthiessen:

You bet.

Operator:

We'll go next to Sam Bergman with Bayberry Capital Management.

Sam Bergman:

Good afternoon gentlemen.

Robert Matthiessen:

Hi, Sam.

Sam Bergman:

A couple questions, first of all, in regard to the balance sheet, besides the cash on the books, what type of credit line do you have right now?

Hugh Regan, Jr.:

We actually are not carrying a credit line at the current time. We had had a, approximately a $5 million credit line with our bank that we eliminated in 2001 as a result of cost containment. Our banker made it very clear to us that if we were looking to borrow to fund operating losses to, that we, you know, I joked with him one night that I slept well knowing that line was there and they reminded me that that line was not going to be available to fund operating loss borrowing. We can borrow from our bank and we have a very strong relationship with them to fund working capital demands as our business turns around. You know we, while we're not giving guidance beyond the current quarter we do see ourselves returning to breakeven and profitability in the second half of the year, so we anticipate that our cash level will actually stabilize somewhat at the end of the second quarter, and that any significant demands would be working capital's demands as we go to fund inventory purchases into the second half of the year. Obviously though the Company is looking at all its available alternatives than and should it project that its cash balance is going to significantly decline beyond the level that we currently anticipate at the end of the quarter we will look to have some sort of liquidity event.

Sam Bergman:

Another question regarding the San Jose facility and the research coming out of there, when are those products going to be ramping up? Is it in calendar 2005 or 2005 or 2006?

Robert Matthiessen:

Well there's several products involved and that the Centaur product is being to ramp as we speak. The other project, big project we have, which is a Pro card interconnect project probably won't ramp until the very beginning of 2006, end of 2005.

Sam Bergman:

In other words, describing it as a big project, do you have any idea of how much revenue inTEST can get out of a project like that over a yearly basis, or not?

Robert Matthiessen:

Yeah I do, but I don't think I can...

Hugh Regan, Jr.:

Yes, we're really not at liberty to discuss that on this call.

Robert Matthiessen:

All we can say, Sam, is that it's significant...

Sam Bergman:

Right.

Robert Matthiessen:

For that segment of our operation.

Sam Bergman:

Right.

Hugh Regan, Jr.:

We tend to not disclose revenue attributable to any specific contract.

Robert Matthiessen:

Test interface segment.

Sam Bergman:

Okay. Where does the headcount stand currently at the end of the quarter?

Hugh Regan, Jr.:

A little over 250 employees worldwide.

Sam Bergman:

Thanks very much.

Hugh Regan, Jr.:

You're welcome.

Robert Matthiessen:

You're welcome.

Operator:

And once again ladies and gentlemen that's star one if you would like to ask a question, star one. And we'll go next to Dennis Wassung with Adams Harkness.

Dennis Wassung:

Thank you, how's it going guys?

Robert Matthiessen:

Good Dennis, how are you?

Hugh Regan, Jr.:

Pretty good, Dennis.

Dennis Wassung:

A couple more questions here, sort of to follow on Theodore's questions on, sort of the bookings environment and sort of things improving a little bit here. Between, sort of the OEM segment and the end user segment, when you look at the bookings, it is weighted to either side of the fence? I mean are the tester guys coming in with a bigger forecast, or is it more of the end user guys? You mentioned Intel specifically.

Robert Matthiessen:

Let me preface it by saying it went heavily end user during the trough, as you would expect because the OEMs certainly shut down when things are bad.

Hugh Regan, Jr.:

Dennis, I'm just handing Bob a customer list so he can see what the quarterly activity looks like.

Robert Matthiessen:

It's a mix. We've gotten some return from the OEMs and I would expect that as they see things beginning to improve somewhat. You know we've historically run somewhere around 50/50, it shifts back and forth. I would guess that for this quarter it will still be end user biased.

Dennis Wassung:

OK, but you can see it shifting back towards the norm, if you will.

Robert Matthiessen:

I wouldn't think until Q3.

Dennis Wassung:

OK.

Robert Matthiessen:

I can't tell you for sure because we have a lot of quotes out there and of course the OEMs make their arrangements well ahead of time, so that stuff can pop at any time.

Dennis Wassung:

Right. Okay, when you look at it from the end user perspective and I don't know how much visibility you have on the OEM side, but are there specific market areas that are driving some of this strength, or specific end applications?

Robert Matthiessen:

Yeah, there's some. There's dual core processors and nor flash.

Dennis Wassung:

OK.

Robert Matthiessen:

If you could put that together.

Dennis Wassung:

I can add 2 plus 2 pretty well. And, okay can you guys give a bookings breakdown by the product area?

Hugh Regan, Jr.:

Sure. Bookings in the manipulator and docking hardware segment were $5.1 million, bookings in the temperature management segment were $4.6 million, and bookings in the tester interface segment were $1.7 million.

Dennis Wassung:

OK, that's helpful. And any customer concentration you can talk about, revenue, bookings? I mean you leaned toward one name specifically a couple of times, so.

Hugh Regan, Jr.:

I can tell you we had no customer that was in excess of 10 percent for the quarter.

Robert Matthiessen:

And so the customers are running 9%, 8%, 7%, some 6 percenters...

Dennis Wassung:

Right.

Robert Matthiessen:

We're 6 percenters, it's just a mix.

Hugh Regan, Jr.:

Yes the top ten, Dennis, I would tell you, is the usual list of suspects, as we call them. But, and ironically, you know, we haven't made it to the number one spot for the quarter, which is ironic considering that it's 75% end user, but it's nothing unusual I would say. And for instance, where we've had the heavily Agilent concentration in the last several years, Agilent, while it's in the top ten, is nowhere near number one.

Dennis Wassung:

OK, that's helpful, very helpful. Okay, so when you talk about the business conditions sort of improving a little bit here, forecasts getting a little bit better, you had a very linear quarter bookings wise. When you look into, you know the first month of Q2 already being done, how is the trend going forward so far into Q2?

Hugh Regan, Jr.:

Well the one thing I can tell you is the trend has continued; we've seen, it's staying very linear, I guess is a good way to describe it at this point.

Dennis Wassung:

OK.

Hugh Regan, Jr.:

And we anticipate that picking up, hopefully, in the near future, I would say as we go into May and early June.

Dennis Wassung:

OK. And I guess a couple of more financial questions, the $264,000; I guess you call it the $0.03 loss, or the $0.03 charge.

Hugh Regan, Jr.:

Right.

Dennis Wassung:

In Q1, if I wanted to back that out of the operating lines...

Hugh Regan, Jr.:

Right, well $100,000 of it is already broken out in a separate restructuring and other charges line.

Dennis Wassung:

Yup.

Hugh Regan, Jr.:

And the balance is actually in inventory obsolescence charge, the majority of our inventory obsolescence charges for the quarter was a full reserve against our UK inventory, so it's sitting up in the COGS number. So I think it's $264,000, less $100,000, which is sitting in, as a specific line, the balance is sitting up in COGS.

Dennis Wassung:

OK. Okay, and when you look forward here into the other charges, and you talked about a $900,000, you know you put in the 8K, $900,000 to $1.1 million in total expenses...

Hugh Regan, Jr.:

Right, so for instance the $900,000 to $1.1 million, for instance the inventory obsolescence reserve had not been anticipated in that number when we filed it with the Securities and Exchange Commission.

Dennis Wassung:

For the $164,000?

Hugh Regan, Jr.:

Correct, the $164,000 is, you know, well the $100,000 basically has been accrued severance. The $164,000 was not included, and as I noted earlier, Dennis, that $900,000 to $1.1 million is before we make an estimate of our sublet proceeds.

Dennis Wassung:

Right.

Hugh Regan, Jr.:

Which, you know, range anywhere from $300,000 to $600,000, depending on how many years we think we'll be able to sublet that facility.

Dennis Wassung:

Three hundred to $600,000 a year?

Hugh Regan, Jr.:

Three hundred to $600,000 in total.

Dennis Wassung:

In total.

Hugh Regan, Jr.:

In total.

Dennis Wassung:

Okay. Okay, and...

Hugh Regan, Jr.:

And Dennis, there's always the possibility, for instance, you know, included in that number, just to give some transparency to this, included in that $1.1 million is approximately $750,000 related to this lease that we have on our facility in the UK. If we're able to negotiate with the landlord a settlement of less than the contractual total that's due on this, which is our goal, we could be able to see this number come down. But, when we have to provide these estimates in this 8K, we have no idea at that time whether we would or would not be able to negotiate this type of, a reasonable settlement with this person. So I'm optimistic, but it's a little early to tell yet where we'll have this number come in, but I would like to believe the ranges that we have are a little on the high end at this point.

Dennis Wassung:

Okay, that's fair enough. And looking at the cash number again, down sequentially, down another $1.5 million to $2 million in Q2, and you sound pretty confident that you're looking to be able to stabilize that come the second half of the year. What, I guess, what do you envision, I guess, coming out of Q2, what is your cash flow, or sorry your cash breakeven revenue level and what's going to be your, I don't know if you want to put it on a pre-tax basis, or your operating basis, but what is your, sort of, you know, earnings breakeven, if you will?

Hugh Regan, Jr.:

Well that's a great question if you tell me what my product mix is going to be specifically, which is of, as you know, what drives this.

Dennis Wassung:

Right.

Hugh Regan, Jr.:

You know, our breakeven is going to be somewhere, obviously, after all the restructuring is done and this quarter our UK facility is still open and operational, so we're in the process of really shutting it down. We had let go of a few staff at March 31, so this quarter is not yet indicative of our true cost savings. You know, our breakeven is somewhere between $12 and $14 million, depending on where product mix is. In any given quarter, and as far as, I think the second half of your question, Dennis, is where do we see, could you repeat the second half that I haven't answered?

Dennis Wassung:

Sure, I mean it's sort of, I mean first off that $12 to $14 million breakeven, that's today or that's what you see in the second half?

Hugh Regan, Jr.:

That's what we see in the second half.

Dennis Wassung:

OK, OK.

Hugh Regan, Jr.:

Right, because obviously with my $11.5 to $13 million guidance I would not be showing a loss if I didn't have those numbers.

Dennis Wassung:

Right.

Hugh Regan, Jr.:

Didn't have those costs out of our structure at this point.

Dennis Wassung:

And there's not, given the fact that there's not a lot of tax expense right now, there's not a whole lot of difference between that and being a sort of a cash flow breakeven number, is that a fair assumption?

Hugh Regan, Jr.:

I would say that's a reasonably fair assumption. You know we're not going to be a tax payer for quite some time, so a pre-tax number is going to be a valid number for us. We're looking at monetizing certain potential deferred tax assets that we have. We, in closing our UK facility, we've got almost 1 million BPS deferred tax asset that I'm trying to sell at this point, we're monetizing our deferred tax assets in the state of New Jersey at about $0.88 on the $1.00. I just had, in response to an earlier question Theodore O'Neill had asked about how much our total deferred tax assets are, they're $3.4 million at year end with a full valuation allowance against them and we're looking to the extent, if possible, to try and monetize some of these.

But, with the refund coming from the Internal Revenue Service of about $1 million at the end of the quarter and I think I'm being as conservative as possible with my $1.5 to $2 million burn number for this quarter.

Dennis Wassung:

OK, and that's roughly $1 million tax refund for, you know, beginning, by the end of Q2?

Hugh Regan, Jr.:

Where we've been told by the IRS that we should see this by the end of the month of May, but we're being conservative and saying by the end of the quarter.

Dennis Wassung:

OK, so you're expecting $1.5 to $2 million and then you're expecting to get roughly $1 million back.

Hugh Regan, Jr.:

Correct. So net net, in a worst case, if we burned $2 million, we'd get $1 million back and just be down $1 million.

Dennis Wassung:

OK, all right. OK.

Hugh Regan, Jr.:

And you know what, and a lot relates, Dennis, you know issues for instance; whether I reach a settlement with our UK landlord and pay him in a lump sum versus paying him out over several years. I mean, obviously we're going to run our business such that we can look to conserve the use of current cash.

Dennis Wassung:

Right. OK, I guess one more question on sort of the thermal side of the business, the Temptronics stuff, how is that, I guess, progressing at this point? I know you've had a lot of interest in potential opportunities outside of your traditional semiconductor markets. How is that progressing? Are you seeing, starting to see more business come out of that? Any comments there?

Robert Matthiessen:

Yes, it comes slowly, Dennis, it's still, it grows. As I said before, these guys have remained profitable through this whole thing and we sort of get steady, you know, somewhere between 10 and 15 percent growth out of them per year. I don't expect, necessarily that the outside of semiconductor market business will accelerate their growth so much as give them some coverage outside of the cycle that we're in, that's what our real target is.

Dennis Wassung:

Right.

Robert Matthiessen:

And I guess what I can say about it is the effort is paying off, but it's not growing at a, you know, it's not ramping like 50 percent per quarter or anything; it's slowly coming on board. It's a matter of new customers who have never dealt with us before, first of all finding them and then second of all, getting over, you know the first contact where they might buy one or two units and they want to use them for a while and see how they operate. Now the good news is that every place they've penetrated they've been highly successful, and we will probably be getting repeat orders in those areas.

Dennis Wassung:

OK.

Hugh Regan, Jr.:

And Dennis, you know, put a number behind that, for Q4 we were about $1.3 million for the quarter, Q1 a little over $800,000, so we trailed down a little bit, but as revenues fell down. It's running between 8 and 10 percent of sales every quarter.

Dennis Wassung:

OK. Okay, I think that does it for me, thanks much.

Robert Matthiessen:

Thanks Dennis.

Hugh Regan, Jr.:

You're welcome, Dennis.

Operator:

At this time we have no further questions. I'll now turn the call back to Mr. Matthiessen for any closing remarks.

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[Non-material closing remarks omitted]